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                                  EXHIBIT 99.3

CONTACT:                   JOSEPH MACNOW
                          (201) 587-1000



                                                            VORNADO REALTY TRUST
                                                          Park 80 West, Plaza II
                                                  Saddle Brook, New Jersey 07663

                       VORNADO AND CRESCENT IN PARTNERSHIP
                      TO ACQUIRE TWO COLD STORAGE COMPANIES

FOR IMMEDIATE RELEASE - SEPTEMBER 29, 1997

              SADDLE BROOK, NEW JERSEY.....VORNADO REALTY TRUST (NYSE:VNO) today announced that it has entered into merger agreements pursuant to which its preferred stock affiliates will acquire Americold Corporation and URS Logistics, Inc. The consideration for the Americold transaction is approximately $582 million, including $111 million in cash and $471 million in indebtedness. The consideration for the URS Logistics transaction is approximately $367 million, including $178 million in cash and $189 million in indebtedness.

              Vornado also announced that it has entered into a partnership agreement with Crescent Real Estate Equities Company to make this acquisition. Vornado will hold a 60% interest in the partnership and Crescent a 40% interest.

              Kelso & Company, Inc., which has a controlling interest in both Americold and URS, has granted consents or irrevocable proxies with respect to both transactions. Each transaction is not conditioned on the closing of the other, and both are expected to close in the fourth quarter of 1997.

              Americold Corporation, headquartered in Portland, Oregon, under the leadership of CEO Ron Dykehouse, is the nation's largest logistics and cold storage warehouse company. The company was the first to develop, implement and manage a fully integrated distribution logistics system serving the frozen food industry. Today, as the largest provider of third-party, temperature controlled logistics services, an increasing number of food processors are taking advantage of Americold's expertise in executing their specific, complex distribution requirements.

              URS Logistics, Inc. headquartered in Atlanta, Georgia, under the leadership of CEO Dan McNamara, provides refrigerated and frozen storage and distribution to the leading food manufacturers in the nation. URS is the volume leader in frozen food consolidation and distribution services. URS is the first company in the freezer environment to implement bar-code scanning throughout their entire network, resulting in the ability to track the movement and handling of its customers products from point of manufacturer through to the retailer or food service provider.

              Vornado and Crescent intend to provide growth capital to further support the long-term development of Americold and URS.

              Vornado Realty Trust is a fully-integrated equity real estate investment trust.

              Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.


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